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                                                                    EXHIBIT 4.29

April 27, 1995

Olympus Private Placement Fund, L.P.
Metro Center
One Station Place
Stamford, Connecticut 06902

Ladies and Gentlemen:

         Reference is made to the Note Purchase Agreement dated July 2, 1991, as amended by the letter agreement dated April 29, 1994 (the "Agreement"), between LDI Corporation (the "Company") and Olympus Private Placement Fund, L.P. (the "Purchaser"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

         The Company has informed you of certain valuation adjustments of receivables, inventory, net investments in leases and/or other balance sheet items to be incurred by the Company and reflected in its financial statements as at January 31, 1995 and for the year then ended, in a pre-tax amount not to exceed $24,000,000 (the "1995 Reserves"), and of certain changes to be made in the Company's senior debt agreements as a result thereof. The Company has requested that the Purchaser agree to certain amendments to the Agreement in order to reflect the effect of the 1995 Reserves and related matters, and the Purchaser is willing to consider such amendments at such time as corresponding amendments to the Company's senior debt agreements have been structured. Accordingly, the Company and the Purchaser (which acknowledges that it is the holder of all of the outstanding Notes issued by the Company to the Purchaser under the Agreement) hereby agree as follows:

         1. The Purchaser hereby waives the provisions of Section 5E of the Agreement with respect to the three fiscal quarters ended January 31, 1995.

         2. For the period beginning on January 31, 1995 and ending on April 29, 1995 only, the figure "$65,000,000" in Section 5F of the Agreement is amended to read "$64,500,000 less the after tax effect of the 1995 Reserves".

         4. All of the terms and conditions of the Agreement and the Notes shall remain in full force and effect as amended hereby, except to the extent specifically waived hereby.

         5. If a definitive amendment of the Agreement as referred to in the second paragraph above has not been executed and delivered by the Company and the Purchaser on or before May 31, 1995, then on June 1, 1995, (i) the waiver set forth in paragraph 1 above shall expire and be of no further force and effect and (ii) the amendment to Section 5F set forth in paragraph 2 above shall be void and of no further force and effect, and the provisions of Section 5F shall be reinstated as in effect immediately prior to the effectiveness of this letter agreement.

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Olympus Private Placement Fund, L.P.
April 27, 1995
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          6. This letter agreement shall become effective when it has been executed by the Company and the Purchaser.

         Please indicate your agreement with the foregoing by executing this letter agreement in the space provided below and returning a signed copy to me.

Sincerely,
LDI CORPORATION

By:      Frank G. Skedel
         Executive Vice President and
          Chief Financial Officer

ACCEPTED AND AGREED:
OLYMPUS PRIVATE PLACEMENT FUND, L.P.

By:  OGP Partners, L.P.
      Its General Partner

By:
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